Transcript

Wabash National Corporation	WNC	Special Announcement	September 8, 2005

Wabash National Corporation
Special Announcement
September 8, 2005
10:00 a.m.
Operator:
Greetings, ladies and gentlemen, and welcome to the Wabash National third quarter update. At this time all participants are on a listen-only mode. A brief question-and-answer session will follow this morning’s presentation. If you would like to be placed in the question queue please press * 2 on your telephone keypad. A confirmation tone will indicate your line is in queue. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder this conference is being recorded. It is mow my to introduce your host, Mr. William Greubel, President and CEO. Thank you, Mr. Greubel, you may begin.
William Greubel — CEO:
Good morning. Before we begin, I would like to make an important announcement. As with all of these types of presentations, this morning’s contains certain forward-looking information, including statements about the company’s prospects, the industry outlook, backlog information, financial condition and the like. As you know actual results could differ materially from those projected in the forward-looking statements. These statements should be viewed in light of the cautionary statements and risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.
Welcome to Wabash National’s conference call. I’m Bill Greubel, CEO. In the conference room with me today are Bob Smith, our CFO, Dick Giromini, our COO. I would like to welcome all the listeners on today’s telephone conference call as well as those listening live via the Wabash National site webcast. At the conclusion of the prepared portion of our presentation we will open the call for questions from the listening audience.
The intent of the call today is to update you on several issues noted in our second quarter conference call, specifically customer cancellations, the temporary labor situation, quality drive. In addition we will discuss our expectations of the effect of these issues and the ongoing Gulf hurricane aftermath on our third and fourth quarters. Let’s begin.
Customer cancellations so far in the third quarter have been minimal, nothing substantial for us or the industry as a whole and more typical of what we generally have seen in the past quarters. As mentioned in the Q2 conference call, the order of cancellations did cause a drag on manufacturing productivity in July as we had to reschedule some production. I am pleased to note that we have received a very significant order from Schneider National for a large portion of their intermodal container business for 1006. As we had stated in the second quarter conference call, they are in the process of realigning their fleet.
In addition we are also pleased to note we were awarded a significant replacement order from a major partner to be delivered throughout the remainder of this year. Finally, even in our typical seasonally slow period we continue to add new customers at a rate better than we would normally expect. Most of our slots are now filled for 2005 and we expect to produce approximately 58,000 units per the year. At this time we do not plan any additional increases in our current production line ships.
Our temporary labor situation continues to improve. The efforts that Dick Giromini described in our Q2 conference call are showing good results. Our prescreening and improved quality and content of training of new temps has significantly reduced turnover. As part of the screen training we are developing a better

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

profile of the associate skill level and are doing a better job matching skills to tasks. In addition we are undertaking a review of each position on each line to ascertain the type of manning necessary. We have essentially completed the process on lines one and two, our high-speed DuraPlate lines. Balancing and line staffing is progressing well and will require additional two to three months to complete with only minimal effect. Reviews of the remaining lines will occur in due course.
Since May we converted approximately 350 temporary associates to full time, greatly increasing the stability of the workforce. Retention in the temporary ranks has improved substantially and is now running at more manageable levels. While we expect an increase in labor costs, we fully expect it will be more than offset by productivity and quality gains.
Our quality drive to improve first-time fit and finance of trailers especially those going to the smaller mid-market account system progressing at a steady pace. Please remember from an overall quality standpoint our trailers are rated among the best in the industry. The primary intent of our effort is to reduce the costly and time-consuming rework associated with fit and finish.
As we noted in the second quarter call, we addressed the quality concern by introducing and enforcing more astringent standards. In some instances the standard succeeded process capabilities and we’ve had to adjust for that constraint. We have been working hard to make this change. We uncovered a lot of process and functional challenges that simply take time to change and engrain in our culture. As I have said we are making steady improvement. From an overall perspective, the quality of our trailer system better than it has ever been, but we simply must provide the best quality in the industry. All said we have done a lot.
Now let me put this in terms of production and shipment for the quarter and the year. We began at quarter at reduced production levels we operated in as we operated in June. We gained better control of our process as — excuse me as we gain better control of our process, we moved our daily production back up to and a bit higher than rates obtained before June. But, we challenged our supply base to step up to the increased production we began to see daily part shortages, unfortunately adding more units to our whip. Our major supplier of aluminum had a fire in August causing delay of three days in delivery and we understand the disruption should be corrected by the end of September.
Again, we slowed our production down to allow our suppliers to catch up and today we are producing at planned levels with manageable, but still unacceptable levels of work at process. At this point we feel confident we can produce sufficient units to meet our estimate of 58,000 units sold.
Let me touch on whip, which in this context is broadly defined as units that have gone through production but are not ready to ship to the customer. Whip naturally includes units that failed a quality inspection, units missing parts from our suppliers, as well as our customers who supply parts to us and also includes units that require additional operation to be performed offline. For example, lift-gates, refer testing and water test and units waiting for customers to inspect.
We ended Q2 with approximately 800 units in whip. In July we averaged fewer than 800 units. August average dropped to slightly under 1400 units, while workmanship and quality markedly has improved, temporary part shortages increased as did the number of units with planned offline work. Today there are approximately 1100 units in whip. Our expectation is to reduce this level by over 50% over the next few months.
From a shipment perspective we have a large number of customer orders and built trailers on our yard ready to be shipped or picked up. We will probably not be able to get this product to our customers in a timely or cost-effective manner by quarter end. We do not intend to provide costly freight incentives to move trailers as

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

we have done in prior quarters. This challenge has been compounded by the crisis in our gulf states. As our customers and our carriers are struggling with logistics, fuel cost and equipment availability, frankly at this juncture it is difficult to assess the impact of the recovery efforts will have on our ability to timely deliver product or our customers’ ability to pick up. What we do know is that when we reached out this week to carriers that are normally available for our requirements most have been contacted by FEMA and committed a portion of their fleet for relief efforts.
Although our shipments should be in excess of those in the second quarter we will end the quarter with much higher inventory. If distribution is restricted, shipments could be approximately 1000 to 1500 units less. Regardless, we expect to flow this product out over the rest of the year. At this time we anticipate ending the year with an inventory unit count similar to 2004, and given steady production the fourth quarter should exceed 16,000 units. We believe this is a reasonable expectation as our customers are seeing increased demand for freight and rolling inventory resulting from the aftermath of Katrina and the forthcoming holiday season.
I’m more confident and comfortable with our situation going forward. However, third quarter results will not meet our expectations. We estimate gross profit will be flat compared to the second quarter and highly dependent on September shipments. We will always continuously work to improve our quality and productivity sometimes taking a step backward to move a few forward. We’re now in good position to take better advantage of both cyclical growth and mid-market growth. We will take some questions now. Operator.
Operator:
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the handset before pressing the * keys. Please hold for one moment while we poll for questions.
Once again, if you would like to ask a question please press * 1 on your telephone keypad.
William Greubel — CEO:
Operator, we’ve had an issue in the past where questions are actually there, they just couldn’t get through, could you just check please.
Operator:
Okay. Our first question comes from Peter Nesvold of Bear Stearns.
<Q>: Hi, Bill. Thanks for the save there. Same thing as last time. A lot of information up there. I guess first, let me just, you don’t usually give gross margin guidance. I want to jump on that right away. You said flat sequential gross margins from second to third quarter. I believe in second quarter there was roughly a 1 million dollar Worker’s Comp accrual that you took, which is about 30 basis points. So are we to assume that you get — I mean, when you say flat from second to third quarter should we still be giving you credit for the 30 basis point sequential improvement or on reported basis is this flat second to third quarter?
<A>: Peter, that was not Worker’s Comp, that was warranty.
<Q>: Okay.
<A>: — a million bucks. Within the margin of error, Peter.

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

<A>: What it really depends upon, we have a lot of trailers sitting on the lot that are presold and we’ve got to get them off the lot. In the past quarter sometimes we have had during our heightened ability or trying to get as many trailers out, we’ve offered some incentive to our customers to either us pick them up or them pick them up. And as we started to go through this, we just said, you know, it’s just becoming too costly. One, we’re not going to offer incentives, two, we have fewer drivers even if we had incentives to offer. So the big deal right now, Peter, is the better we can do this month the better the numbers are going to look. And if we’re somewhat curtail indeed our ability to get product out, then we’re going to look, you know, on the negative side.
The important thing to look at is we really feel we should be able to get these trailers out by the end of the year. We’re into a great season for the holidays. Our customers are clamoring for the trailers. They’re not saying “Hey, listen, we don’t want them.” And secondly, with the Gulf crisis right now there is a significant need for rolling inventory, there literally is no place to stock all of this stuff that is going down there, not only to support the unfortunate folks in that area, but as they start to rebuild you have the exact same situation, your stock just changes. And so we think going forward we’ll see some improvement and potentially some drawdown on our stock as we’ve seen some of the rental leasing companies right now are doing some great business and need some more equipment. So, a long answer is just that it all depends on what I ship in the next 20 days.
<Q>: Okay. Just to play this back and make sure I understand it correctly is a timing thing, that you have work in process because aluminum extrusions were delayed because of the fire and you are having trouble getting enough drivers to deliver the trailers and rather than pay a premium to deliver them yourselves, you are saying let’s just deliver them fourth quarter and not take that margin hit in the third quarter.
<A>: Yes, exactly that and more of our issue is with parts right now than it is with quality workmanship.
<Q>: Okay. On the parts side, did your supplier of aluminum extrusions try to increase prices to you as a result of their capacity constraints?
<A>: No, no, we’re not seeing that at all. They’re a very good supplier. They had an unfortunate incident and they are working very closely with us. A lot of what comes on, as you know, we run very tight on inventories. And when we have to make some unscheduled production changes we literally screw up the cycle, not only for that day, but for a period following it. And what we’ve done now is we’ve gone back into our process and we are not making scheduled changes and that will help us significantly as we go forward.
But, any slight increase and certainly in this extrusion part, this was a very big challenge to us. We got back into a situation almost similar to where we were with Schneider, in that we had to make some daily changes to our capacity and that just causes a lot of problems the way we’re set up.
So going forward I think we’re going to be in good shape. We’ve checked just recently and have a very large order coming through that will use a lot of these extrusions and we feel fairly comfortable that that will have the product on the lot or in our building in time. So I think we’re doing all right.
<Q>: All right. And can you tell me that every — every trailer and work in process or for whatever can’t be delivered at the end of third quarter, is everyone a committed order?
<A>: I can say pretty sure that yes, they are. We have branch stock, but that’s not in whip, that is finished product. That is being allocated to the branches right now and a good percentage of that we’ll ship by the end of the quarter. As a matter of fact, branch inventory will probably go down quarter over quarter.

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

<Q>: Okay. I believe your deliveries in second quarter were — I guess your builds were 15,100. What were your deliveries again?
<A>: Yes, it’s 15,000 and a couple hundred.
<Q>: Okay. I just want to make sure I understand exactly what the deliveries will be in third quarter. At one point I thought you said it would be flat, and then I think at one point you said it might be down a 1000-1500.
<A>: It all depends on what we ship. We have enough product to actually ship upwards to probably the mid-15s to low-16s. My guess is we’re going to be significantly less than that.
<Q>: Okay. So maybe for sake of conservatism, you know, you delivered 15,1 in second quarter, maybe, you know, down a thousand from in third quarter. You are basically picking up the thousand or so and dropping into fourth quarter?
<A>: Yeah, you are correct. As far as the numbers are concerned it’s just too early to tell. We are shipping well right now, but that’s mainly because we’ve got more customers coming in and picking up their product than typically in the past.
<Q>: Okay. One just other question and I’ll jump back in the queue. You mentioned a couple other part shortages as well. What were the other parts that were coming up a little short?
<A>: It’s not something that’s of any critical instance. It is more a scheduling issue than it was our parts people. So, you know, we’re saying parts shortages, but it was really due to the fact we sped up so fast and were changing in that process of speeding up that we caught some guys off guard. I don’t think in our daily whip we have a parts shortage issue other than the fire that we saw at one of our extruders and they are addressing that problem and that should be behind us.
<Q>: Okay.
<A>: Those are more our issues than they were our components issues.
<Q>: Okay. I will contradict myself and ask one last question and then I promise to pass it off. What is happening recently in terms of pricing, I guess there were concerns coming out of the second quarter report that pricing might come under pressure. What are you seeing out of your competitors and what are you guys doing?
<A>: Well, I think we are seeing some of the smaller guys, as we said in the second quarter, they bidding for capacity right now, most on the sheet post side of the business. Some of the other guys are following them down a bit. We’re also seeing steel starting to move up and I think that will firm up pricing going forward. Nobody wants to get stuck. So my guess is this is more a seasonal issue, like we saw in the January, February timeframe of this year and it will abate somewhat as we go forward.
<Q>: Okay. Thanks for the time.
<A>: Thanks.
Operator:
Our next question is from Dan Stuvey with Bestwood Partners.

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

<Q>: Hi, good morning, thank you. I think Peter covered a lot of things. Couple questions, though. In thinking about the increase in cost associated with the greater number of full-time workers on an annualized basis, 350 people, you know, couple hundred thousand hours a year, pay differential between full time and part time is what, like 5 bucks an hour? Is that about right?
<A>: Roughly.
<Q>: You are talking maybe on annualized basis 35 to gross profit; is that about right?
<A>: Yeah, we are, but we are also talk being assurity of our productivity and reduced quality issues. I think when you all do it it will probably wash.
<Q>: Okay. Fair enough. And then, I know you have talked a lot about the state of suppliers in that there shouldn’t be issues in the future, especially since the — it seems like a one-time issue with Aspire. What if capacity — what if demand picks up significantly, any concerns there?
<A>: I think at this point, no. Early on in the first quarter we cleared all of our major component suppliers and felt pretty comfortable that we’ll be in pretty good shape. It’s — the real issue is since we run very tight on our inventory versus other folks in the industry, if we see a tick-up quickly then it’s more difficult for some of our supply base to respond. The good news is we have lead times in excess of 60 days right now, and we should be able to give them significant understanding of what our needs are going forward. So I don’t think that’s an issue. One thing that continuously will creep up and I think it’s really an issue only through 2006 will be tires. Everyone’s pretty short on that. We continue to have a very large inventory of tires that we hold for our Justin Case type of scenario. But, I think on any raw material component right now my guess is tires going forward for the whole industry will continue to be a bit of a constraint.
<Q>: Fair enough. And then, you mentioned the intermodal order from Schneider. Typically is intermodal business — how do the possibility compare versus drive in?
<A>: It’s not as good as and that’s why we are investing some capital in the particular line that we have. And as we go forward probably in one of our four line that we will, you know, noted we will build over the next couple years. We can bring that margin up. But at this point in time it’s not one of our best products.
<Q>: Okay. Fair enough. That’s it for me. Really appreciate the update.
<A>: Thanks.
Operator:
Once again, if you would like to ask a question please press * 1 on your telephone keypad. Our next question is from Max Sholter with Journal Courier.
<Q>: With the 350 full-time people being bumped up to full-time status, what is the employment levels now permanent and temporaries?
<A>: Um, we’ll have to get to you, Max. We can call you, we’ll probably have a discussion with you later on this morning.
<Q>: All right.

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Wabash National Corporation	WNC	Special Announcement	September 8, 2005

<A>: We’ll get those numbers and since you will report them, they will go out. Thanks, Max.
Operator:
Our next question is a follow-up from Peter Nesvold with Bear Stearns.
<Q>: Hi, guys, not sure if you addressed this early on or not. Can you tell us is from what’s the latest on the automation plans for the four lines? You know, can you continue to — will you still hit that target of having that first line up and running by the end of 2005?
<A>: Yeah, Peter, (indiscernible) me. We’ve got the equipment being installed as we speak. Different components of the system are coming in weekly. The line will be fully commissioned in January. So we will actually be producing product on the line prior to the end of the year. But full commissioning will actually occur in January and everything seems to be on target for that.
<Q>: Okay. All right. Thanks.
Operator:
Gentlemen, there are no further questions at this time.
William Greubel — CEO:
Okay. Just a comment. You know, we thought we had to come to the market to some extent because there were so many questions that were coming in as far as what our status was. And it’s not something that we intend to do on a regular basis, but we thought that since there was a bit of an anomaly in the second quarter we had to offer this to the folks. I will say this, that it is a daily challenge for us right now to understand the effects of what’s happening down in Louisiana and Mississippi. And we’re literally getting information both good and bad on a just minute-by-minute basis as our ability to get product out. And so it’s just one of those things that we’re not coming again in the next couple of weeks, but we’re doing our best to get our product out and our customers are very intent on getting their trailers and taking advantage of this and supporting the need down south. So just to close, we’ll continue to push as much product out as we can, but we do feel by the end of the year we should be back to normal inventory levels.
That’s it. Thank you very much. Appreciate it.
Operator:
This concludes today’s conference. Thank you for your participation, you may disconnect your lines at this time.

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